PRESS RELEASE
For Immediate Release
February 9, 2007

Lazydays Founder, RV Industry Leader
Don Wallace to Retire

TAMPA, Fla. - Don Wallace, Founder and Chairman of Lazydays RV SuperCenter (“Lazydays”), announced today that he will retire from the Company effective August 2, 2007. Mr. Wallace built Lazydays into the largest single-site RV dealership in the world with more than 700 employees and $800 million in annual sales. His innovations and ideals continue to transform not only Lazydays, but also the entire Recreational Vehicle (“RV”) industry.

Mr. Wallace’s retirement date coincides with the 31st anniversary of the company, which he founded along with his father (H.K.), brother (Ron), mother (Edith) and sister (Connie) in 1976. Their initial investment was $500 cash and two travel trailers on a small, dirt lot in Tampa, Florida.

Today, Lazydays is located along the I-4 corridor on more than 126 acres. It is one of the most frequently visited RV destinations in North America and is also the largest dealer for many of the RV industry’s top manufacturers. Mr. Wallace has been the driving force behind the Company’s extraordinary growth and success.

More remarkably, Mr. Wallace touched the lives of thousands of customers and employees with his generosity, intelligence and humanity. He built a company founded upon the guiding principals of “honesty, integrity, fairness and loyalty” along with “finding and keeping great people” and “making customers for life.” He shared the company’s financial success through an Employee Stock Ownership Program (ESOP). His countless contributions to charities and non-profits have inspired the employees of Lazydays to launch their own philanthropic foundation (Lazydays Partners Foundation), which is funded through payroll deductions.

“I am very grateful to all who have worked so hard to make Lazydays the company that it is today,” said Mr. Wallace. “As a result of the strong foundation that we have laid together, the company will continue to grow and prosper for many years to come. I know that under John’s guidance, the company will continue what we all started.” he added.

“What most defines Don’s extraordinary career is his passion for customer service, tireless drive to do things perfectly and his concern and caring for all Lazydays employees,” said John Horton, Lazydays CEO. “Everything we do each day is focused on the customer-centered philosophies that Don has instilled and reinforced over the past 30 years,” he added.

Developing the RV SuperCenter® concept was one of Mr. Wallace’s crowning achievements. The Lazydays mega-site resides on 126 acres with an 86,600 sq. ft. main building, 1,200 RV display sites, 273 service bays, a 300-site RV park with clubhouse, and the CrownClub, a separate RV destination for luxury motor homes. The site also includes a 40,000 sq. ft. Camping World store, Cracker Barrel restaurant and Flying J RV Travel Plaza. This concept has served as a business model for many in the RV industry.

Mr. Wallace has received many awards during his tenure of more than 30 years in the RV business. Two of the most notable awards are “RV Executive of the Year” in 1993 awarded by RV News magazine and “Entrepreneur of the Year” in 2004 presented by Ernst & Young LLP.

“Don is the most amazing person I have ever worked for and he has served as a powerful mentor to me and everyone here at Lazydays,” says Horton. “I look forward to his continued guidance for many years to come.”

Mr. Wallace and his wife, Erika, have two children, Donnie and Alexa. “What prompted my decision to retire more than anything else was when Erika said to me ‘honey, this means we can take our motorhome and travel all summer with our kids.”said Mr. Wallace. Having built Lazydays on the loyalty of customers and employees, he is now loyally giving back to the Tampa Bay community. Along with Erika, he donates a generous portion of his time and financial resources to many non-profit organizations, community events and worthy causes.

# # #

For More Information:

Linda Stephens
Director of Corporate Reporting and Investor Relations
813.342.4239
lstephens@lazydays.com

Stewart Schaffer
Chief Marketing and Communications Officer
813.243.4333
sschaffer@lazydays.com